Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement (this “Agreement”), dated as of January 18, 2023 (the “Agreement Date”) is entered into by and between Harvard Bioscience, Inc. (the “Company”) and Michael Rossi (“Employee,” and, together with the Company, the “Parties”). All capitalized terms not defined herein shall be given the definition as provided in the employment agreement between the Parties dated July 18, 2019 (the “Employment Agreement”).

WHEREAS, the employee has resigned as the Company’s Chief Financial Officer and Treasurer effective December 31, 2022; and

WHEREAS, the Parties would like to establish their understandings with respect to the Employee’s separation from the Company.

NOW, THEREFORE, in consideration of the mutual promises and obligations contained herein and intending to be legally bound hereby, the Parties agree as follows:

1. The Parties acknowledge and agree that Employee’s last day as Chief Financial Officer and Treasurer of the Company shall be December 31, 2022 (the “Resignation Date”). As of the Resignation Date, Employee’s authority to act on behalf of the Company will end and he shall no longer report to the office, unless, upon reasonable notice, requested by the Chief Executive Officer, Interim Chief Financial Officer or another senior executive. However, Employee shall be required to provide remote assistance on projects and transition of duties through May 10, 2023, unless earlier terminated by the Company under Paragraph 2(a)(i) or 2(a)(ii) or by Employee (the “Separation Date”). From the Resignation Date until the Separation Date, Employee shall continue to receive the Base Salary that he received as of the Resignation Date (the “Continuing Base Salary”). Employee shall remain employed and a participant in all benefits plans until the Separation Date.

2. In consideration of Employee executing this Agreement within a twenty-one day period immediately following receipt of this Agreement (and not revoking acceptance prior to the Release Effective Date, defined below) and Employee’s continued compliance with this Agreement, the Company agrees:

(a) To continue to employ and pay Employee’s Continuing Base Salary in effect at the CFO Resignation Date, in regular payroll installments, through the Separation Date, notwithstanding the removal of Employee’s regular duties; provided that the Company may immediately terminate Employee and cease paying the Continuing Base Salary (i) if Employee breaches this Agreement, including by failing to provide the remote assistance and cooperation to the Company described in Paragraph 1 herein, or (ii) for Cause, or (ii) if Employee breaches the ongoing obligations contained in Section 4 (Unauthorized Disclosure) and Section 5 (Covenant Not to Compete or Solicit or Hire) of the Employment Agreement, which obligations continue following the Separation Date and apply regardless of whether the Employee executes this Agreement.

3. Employee agrees and acknowledges that the payments provided for in Paragraph 2 exceed any payments to which he would otherwise be entitled under any policy, plan, and/or procedure of the Company or any agreement with the Company absent signing this Agreement. Employee agrees and acknowledges that he has received all payments and compensation to which he is entitled, and he is not owed any other money or compensation for work performed. Employee agrees and acknowledges that he shall not receive any bonus for 2022 or further equity not granted as of the Agreement Date. Employee agrees and acknowledges that no equity awards shall vest after the Separation Date.

4. Employee hereby confirms his voluntary resignation as (i) the Company’s Chief Financial Officer and Treasurer, and from all other offices or positions (other than as an employee of the Company) that Employee may hold with the Company and any of its affiliates or subsidiaries, including as an officer, director, committee member, plan administrator, or employee benefit plan fiduciary, effective as of the Resignation Date; (ii) an employee of the Company as of the Separation Date. Employee further agrees that Employee will execute any and all documents as may be requested by the Company to effectuate Employee’s resignation from these positions.

4. Employee shall have up to twenty-one (21) days from the date of his receipt of this Agreement to consider the terms and conditions of this Agreement. Employee may accept this Agreement at any time within the twenty-one (21) day period by executing it and returning it to Lori Packer (lpacker@harvardbioscience.com) by email ..pdf or by accepting it via electronic signature. Thereafter, Employee will have seven (7) days to revoke this Agreement by stating his desire to do so in writing (which may be by email) to Lori Packer (lpacker@harvardbioscience.com) no later than 5:00 p.m. on the seventh (7th) day following the date Employee signs this Agreement (as set forth below his signature). The effective date of this Agreement shall be the eighth (8th) day following Employee’s signing of this Agreement (the “Release Effective Date”), provided the Employee does not revoke the Agreement during the revocation period. In the event Employee does not accept this Agreement as set forth above, or in the event Employee revokes this Agreement during the revocation period, this Agreement, including but not limited to the obligation of the Company and its subsidiaries and affiliates to provide the payments referred to in Section 2 above, shall automatically be deemed null and void.

5.(a) In consideration of the payments referred to in Section 2 above, Employee for himself and for his heirs, executors, and assigns (hereinafter collectively referred to as the “Releasors”), forever releases and discharges the Company and any and all of its parent corporations, subsidiaries, divisions, affiliated entities, predecessors, successors and assigns, and any and all of its and their employee benefit and/or pension plans and funds, and any and all of its and their past or present officers, directors, stockholders, partners, managers, members, agents, trustees, administrators, employees and assigns (whether acting as agents for such entities or in their individual capacities) (hereinafter collectively referred to as the “Releasees”), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever (based upon any legal or equitable theory, whether contractual, common-law, statutory, decisional, federal, state, local or otherwise), whether known or unknown, which Releasors ever had, now have or may have against the Releasees or any of them by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter from the beginning of the world to the date Employee signs this Agreement (as set forth below his signature).

(b) Without limiting the generality of the foregoing subsection (a), this Agreement is intended to and shall release the Releasees from any and all claims arising out of Employee’s employment with Releasees and/or the termination of Employee’s employment, including but not limited to: (i) any claims of discrimination or harassment in employment on the basis of age, religion, gender, sexual orientation, race, national origin, disability or any other legally protected characteristic, and of retaliation, under, without limitation, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Equal Pay Act, and all other federal, state and local equal employment opportunity and fair employment practice laws (all as amended); (ii) any claims under the Employee Retirement Income Security Act of 1974 (except as set forth below), the Family and Medical Leave Act and state and local laws of similar effect, the National Labor Relations Act, Workers Adjustment and Retraining Notification Act, and other state and local laws of similar effect (all as amended); and (iii) any other claim (whether based on federal, state, or local law, statutory or decisional) relating to or arising out of Employee’s employment, the terms and conditions of such employment, and/or the termination or separation of such employment, and/or any of the events and decisions relating directly or indirectly to or surrounding the termination of that employment, including but not limited to claims for breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, whistleblowing, harassment, retaliation, mental distress, emotional distress, physical injury, humiliation or compensatory or punitive damages.

(c) Notwithstanding the foregoing, nothing in this Agreement shall be construed to prevent Employee from filing a charge with or participating in an investigation conducted by any governmental agency, including, without limitation, the United States Equal Employment Opportunity Commission (“EEOC”) or applicable state or city fair employment practices agency or the Securities and Exchange Commission (“SEC”), to the extent required or permitted by law. Nevertheless, Employee understands and agrees that he is waiving any relief available (including, for example, monetary damages or reinstatement), under any of the claims and/or causes of action waived in Sections 5(a) and (b), including but not limited to financial benefit or monetary recovery from any lawsuit filed or settlement reached by the EEOC with respect to any claims released and waived in this Agreement.

(d) Nothing in this Agreement shall be construed to waive, release or discharge any rights that Employee has to corporate indemnification or insurance coverage by the Company or its insurers.

6. (a) Employee agrees that, upon the execution of this Agreement by the parties and upon the Release Effective Date of this Agreement, he has no claims against the Company and is not aware of any unlawful conduct by the Company. Employee agrees that he will not disparage (or induce or encourage others to disparage) the Company or the Releasees. The Company agrees that it will not publicly disparage (or induce or encourage others to publicly disparage) Employee. For purposes of the preceding sentence only, the Company shall mean Employee officers or directors of the Company. The Parties further agree that all reference inquiries regarding Employee and his employment shall be referred to Human Resources, who shall provide only dates of employment.

(b) Employee acknowledges that he has returned to the Company, or will return to the Company on the Separation Date, or at the Company’s election destroyed, any and all originals and copies of documents, materials, records, credit cards, keys, building passes, computers, cell phones and other electronic devices or other items in his possession or control belonging to the Company or containing confidential information relating to the Company. Employee acknowledges that he has received all personal property from the Company and no such property contains confidential information.

7. The terms and conditions of this Agreement are and shall be deemed to be confidential and shall not be disclosed by Employee to any person or entity without the prior written consent of the Company, and to Employee’s accountants or tax preparers, attorneys, and licensed financial advisors provided that they agree to maintain the confidentiality of this Agreement. Employee further represents that he has not disclosed the terms and conditions of this Agreement to anyone other than to the aforementioned persons. Notwithstanding the foregoing, the Company may disclose this Agreement as required under appliable securities laws.

8. The making of this Agreement is not intended, and shall not be construed, as an admission that the Releasees have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract, or committed any wrong whatsoever against Employee. The parties agree that this Agreement may not be used as evidence in a subsequent proceeding except in a proceeding to enforce the terms of this Agreement.

9. Employee acknowledges that: (a) he has carefully read this Agreement in its entirety; (b) he has had an opportunity to consider fully the terms of this Agreement and been given twenty-one (21) days to consider its terms; (c) he has been advised by the Company in writing to consult with an attorney of his choosing in connection with this Agreement; (d) he fully understands the significance of all of the terms and conditions of this Agreement and he has discussed it with his independent legal counsel, or has had a reasonable opportunity to do so; (e) he has had answered to his satisfaction any questions he has asked with regard to the meaning and significance of any of the provisions of this Agreement; and (f) he is signing this Agreement voluntarily and of his own free will and assents to all the terms and conditions contained herein.

10. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

11. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement; provided, however, that, upon any finding by a court of competent jurisdiction that any of the release or covenants provided for by Section 5, 6, and/or 7 above is illegal, void, or unenforceable, Employee agrees to execute a release, waiver and/or covenant with substantially similar provisions that is legal and enforceable. Any breach of Sections 5, 6, and/or 7 above by Employee shall constitute a material breach of this Agreement as to which the Company may seek appropriate relief and shall entitle Company to cease continuing payments under Section 2.

12. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws provisions thereof. Actions to enforce the terms of this Agreement, or that relate to Employee’s employment with the Company shall be submitted to the exclusive jurisdiction of any state or federal court sitting in Massachusetts.

13. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Facsimile or .pdf signatures shall have the same force and effect as original signatures.

14. This Agreement constitutes the complete understanding between the parties with respect to the separation of Employee’s employment at the Company and supersedes any and all agreements, understandings, and discussions, whether written or oral, between the parties. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Michael Rossi	Harvard Bioscience, Inc.

/s/ Michael Rossi	/s/ James Green
James Green Chairman and CEO

Date: January 18, 2023	Date: December 29, 2022